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              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                 ---------------------------

                           Form 8-K

                        CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): December 15, 1997


                 Bethlehem Steel Corporation
    (Exact name of registrant as specified in its charter)
                      -----------------

          Delaware                      1-1941             24-0526133
(State or Other Jurisdiction   (Commission File Number)   (IRS Employer
     of Incorporation)                                 Identification Number)

               1170 Eighth Avenue
             Bethlehem, Pennsylvania                       18016-7699
     (Address of principal executive offices)              (zip code)


Registrant's telephone number, including area code: (610) 694-2424

                             None
 (Former name or former address, if changed since last report)


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Item 5.   Other Events.

          Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem"), and Lukens Inc., a Delaware corporation ("Lukens"), have entered into an Agreement and Plan of Merger dated as of December 15, 1997 (the "Merger Agreement"). Under the Merger Agreement, Bethlehem will acquire Lukens for approximately $409 million in cash and stock. The Merger Agreement provides for the merger of a subsidiary of Bethlehem ("Merger Sub") with and into Lukens (the "Merger"). The Merger is expected to be completed early in the second quarter of 1998. Following the Merger, Bethlehem intends to cause Lukens to be merged with and into Bethlehem.

          In the Merger, each share of common stock, par value $.01 per share, of Lukens (a "Lukens Common Share") that is issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, subject to proration and certain other conditions and limitations, at the election of the holder either (i) cash from Bethlehem in an amount equal to $25 or (ii) a number of shares of common stock, par value $1.00 per share, of Bethlehem ("Bethlehem Shares") equal to the Conversion Number. The "Conversion Number" will be equal to $25 divided by the average of the daily closing prices per share of Bethlehem Common Stock for the 15 consecutive full NYSE trading days immediately preceding the third full NYSE trading day prior to the effective time of the Merger (the "Average Bethlehem Market Price"), but not less than 2.797 or more than 3.62. Each issued and outstanding share of Lukens Series B Preferred Stock (a "Lukens Preferred Share") will be converted into the right to receive the consideration that a holder of the number of Lukens Common Shares into which such Lukens Preferred Share could have been converted would have the right to receive if such holder did not elect to receive cash.

          The merger consideration will consist of approximately 62% cash and 38% Bethlehem Shares. If Lukens stockholders elect to receive cash in an aggregate amount in excess of 62% of the total merger consideration, each Lukens share for which an election to receive cash is made will be converted into the right to receive a prorated amount of cash and Bethlehem Shares. With respect to each Lukens share for which an election to receive cash is not made, an election to receive Bethlehem Shares will be deemed to have been made. If Lukens stockholders are deemed to have elected to receive Bethlehem Shares in an aggregate amount in excess of 38% of the total merger consideration, each Lukens share for which a deemed election to receive Bethlehem Shares is made will be converted into the right to receive a prorated amount of Bethlehem Shares and cash.

          The Merger is subject to termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, approval by the Lukens stockholders and certain other conditions. Furthermore, Lukens will not be obligated to effect the Merger if the Average Bethlehem Market Price is less than a specified amount.

          The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as an exhibit and incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit   Description

2.1       Agreement and Plan of Merger dated as of December 15,
          1997, between Bethlehem Steel Corporation and Lukens
          Inc.

99.1 Press Release dated December 15, 1997, announcing the execution of the Merger Agreement between Bethlehem
          Steel Corporation and Lukens Inc.


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                          SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Bethlehem Steel Corporation
                              -------------------------------------
                                        (Registrant)

Date:  December 22 , 1997     By: /s/ Lonnie A. Arnett
                                 -------------------------
                                 (Signature)

                              Name:   Lonnie A. Arnett
                              Title:  Vice President and Controller
                                      (principal accounting officer)


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                        EXHIBIT INDEX


Exhibit   Description

2.1       Agreement and Plan of Merger dated as of December 15,
          1997, between Bethlehem Steel Corporation and Lukens
          Inc.

99.1 Press Release dated December 15, 1997, announcing the execution of the Merger Agreement between Bethlehem
          Steel Corporation and Lukens Inc.